EUA ENERGY INVESTMENT CORPORATION
                       INVESTMENT IN TRANSCAPACITY L.P.
                             FOURTH QUARTER 1998


(1) In the fourth quarter of 1998 TransCapacity L.P. was operational and was actively marketing their Capacity Scout System.

(2) EUA Energy advanced $932,000 in loans to TransCapacity in the fourth quarter of 1998. On a cumulative basis EUA has invested $17,350,000 in TransCapacity.

(3) Services were provided by three (3) EUA Service Corporation staff personnel in the following areas: Management and Taxation.

(4)  TransCapacity L.P. Financial Statements for the fourth quarter 1998.

                     TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED BALANCE SHEET
                              December 31, 1998
                                 (Unaudited)
                           (In Thousands of Dollars)

                                  ASSETS
Fixed Assets:
    Property and equipment, net                        $173
    Other Assets                                        304
           Total fixed Assets                           477
Current Assets:
    Cash and temporary Cash Investments                 252
    Accounts Receivable                                  29
    Prepayments and Other Assets                         38
    Total Current Assets                                319
TOTAL ASSETS                                           $796

                               LIABILITIES
Partnership Equity:
    Partnership Equity - EUA TransCapacity         ($16,487)
    Partnership Equity - NCRSCo                        (367)
    Partnership Equity - TransCapacity SC              (539)
           Total Common Equity                      (17,393)
Long Term Liabilities:
    Notes Payable to EUA Energy                      14,500
           Total Long Term Liabilities               14,500
           Total Capitalization                      (2,893)
Current Liabilities:
    Accounts Payable                                     10
    Notes Payable                                        54
    Accrued Expenses                                  3,570
    Deferred Revenue                                     55
           Total Current Liabilities                  3,689
TOTAL LIABILITIES AND EQUITY                           $796


                       TRANSCAPACITY LIMITED PARTNERSHIP
                           CONDENSED INCOME STATEMENT
                       For the Period Ended December 31, 1998
                                  (Unaudited)
                           (In Thousands of Dollars)

                                      QUARTER ENDED     YTD

Operating Revenue                            $117      $337

Operating Expenses:
    Data Acquisition/Comm  Expenses            89       235
    Research and Development Expenses         123       500
    General and Administrative Expenses       671     2,648
    Depreciation & Amortization                56       308
           Total Operating Expenses           939     3,691
Operating Income                             (822)   (3,354)
Other Income and Deductions                   (35)      (57)
    Income Before Interest Charges           (857)   (3,411)
Interest Charges                              320     1,241
    Income After Interest Charges          (1,177)   (4,652)
Pre-tax Net Income                        ($1,177)  ($4,652)


                     TRANSCAPACITY LIMITED PARTNERSHIP
                           STATEMENT OF CASH FLOWS
                 For the Twelve Months Ended December 31, 1998
                                 (Unaudited)
                           (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income                              ($4,652)
    Depreciation & Amortization                         308
    Change in Assets and Liabilities:
        Accounts & Notes Receivable                     (84)
        Accounts & Notes Payable                         64
        Accrued Expenses                              1,233
        Other (Net)                                     196
           Net Operating Activities                  (2,935)
Financing Activities:
    Long Term Debt                                    3,250
Other (Net)                                              (3)
Net Financing Activities                              3,247
Investing Activities:
    Payments for Affiliate Expenses                     (32)
    Capital Expenditures                               (137)
           Net Investing Activities                    (169)
Cash Provided                                          $143


                     EUA ENERGY INVESTMENT CORPORATION
                        INVESTMENT IN TRANSCAPACITY L.P.
                               FOURTH QUARTER 1998

(5) Number of transactions processed by TransCapacity L.P. during the fourth quarter of 1998.
     Answer - 121

     Number of transactions processed by TransCapacity L.P. during the fourth quarter of 1998 for customers located in New England.
     Answer - 3

(6) Number of TransCapacity L.P. customers as of the end of the fourth quarter of 1998.
     Answer -  16

     Number of TransCapacity L.P. customers as of the end of the fourth quarter of 1998 located in New England.
     Answer - ONE